Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS STRONG FINANCIAL RESULTS FOR THE SECOND QUARTER AND
RAISES GUIDANCE FOR FULL-YEAR 2008

CARLSBAD, Calif. – July 31, 2008 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $27.8 million for the second quarter of 2008 and $50.1 million for the first half of 2008, as compared to revenues of $13.9 million and $24.6 million for the respective periods in 2007.  Stated revenue for the first half of 2008 included a $1.3 million benefit from changes in accounting estimates relating to prior periods.

“Our strong performance in the first half of the year resulted in growth in all segments, as revenues increased by 99% over the second quarter of 2007 and 104% over the first half of last year,” said Tina Nova Bennett, Ph.D., President and CEO of Genoptix.  “Expanding our sales efforts and improving our ability to provide high quality diagnostic services to a wider audience continues to drive customer growth nationwide.  Higher case volumes reflect the success of these initiatives, increasing 77% year-over-year to more than 9,300 cases since the beginning of April, our sixteenth consecutive quarter of solid growth in volumes and in revenues.”

The Company also reported GAAP net income of $5.6 million for the second quarter ended June 30, 2008 and $10.6 million for the first half of 2008 compared to GAAP net income of $3.8 million for the second quarter ended June 30, 2007 and $5.1 million for the first half of 2007.  Diluted earnings per share, or EPS, for the second quarter of 2008 was $0.32 based on 17.5 million weighted average common shares outstanding, including the $0.14 impact from increased costs associated with non-cash stock-based compensation expense, resulting from the launch of our employee stock purchase program following our initial public offering, or IPO.  Diluted EPS was $0.60 for the first half of the year, including $0.19 of non-cash stock-based compensation expense.

The Company completed its IPO on November 2, 2007.  On a pro forma basis, assuming conversion of all outstanding preferred stock, diluted EPS for the three and six months ended June 30, 2007 would have been $0.30 and $0.40, respectively (see “Pro Forma Net Income Per Share” table below).

Gross profit for the second quarter of 2008 improved 94% to $16.6 million from $8.6 million for the second quarter of 2007, or 59.7% of revenues as compared to 61.3% of revenues, respectively.  Gross margins reflect the impact of additional costs associated with stock-based compensation and the investment in additional personnel to support our growing operations. For the first half of 2008, gross profits totaled $29.7 million, improving 104% as compared to $14.6 million for the same period in 2007, with gross profit at approximately 59.3% of revenues for the first half of 2008 being effectively flat year-over-year.

Operating expenses for the second quarter of 2008 increased to $11.4 million from $4.7 million in the second quarter of 2007 and to $20.4 million in the first half of 2008 from $9.3 million during the same period in 2007. These expenses were higher primarily due to investment in additional personnel to support organizational growth efforts, stock-based compensation expense and the increased costs associated with operating as a public company. Operating income for the second quarter of 2008 was $5.2 million, or 18.6% of revenues, as compared to $3.9 million, or 27.7% of revenues, during the same period in 2007. Operating income was $9.3 million, or 18.6% of revenues for the first half of 2008, up from $5.2 million, or 21.3% of revenues, for the first half of 2007.

As of June 30, 2008, the Company’s cash and cash equivalents and investment securities available-for-sale totaled $96.1 million.  For the six months ended June 30, 2008, cash generated from operations was $12.9 million, while purchases of capital equipment for the same period totaled $2.6 million.  The quarter closed with bad debt expense of 3.0% of total revenues and days sales outstanding of 54 days.

“We closed another quarter of solid execution and superior growth, all while enhancing our capability to reach more customers and the capacity to manage increasing case volumes,” said Sam Riccitelli, Genoptix EVP and COO. “Our staff has expanded to include 44 sales representatives and 19 Cartesian hematopathologists on-site to service our more than 850 ordering physicians nationwide, as we continue to effectively pace our expansion relative to our growing customer base.”

Performance Outlook

Based on second quarter results and the recent confirmation of Medicare reimbursement rates, Genoptix is adjusting its performance outlook upward for the full-year 2008, and now expects revenues of between $105 and $108 million, up from the most recent guidance of between $90 and $95 million, which was provided following the first quarter of 2008.

Net income expectations for the year are moving up from the previously provided range of between $15 and $17 million to approximately $20 million for the year, assuming an average annual tax rate of 5%.  This includes the impact of an estimated $7 million in non-cash stock-based compensation for 2008, an increase resulting primarily from expenses associated with the initiation of the Company’s equity incentive programs.  Diluted GAAP EPS, which includes non-cash stock-based compensation of approximately $0.40 per share, is now expected to be between $1.11 and $1.16 on an estimated $17.6 million shares for the full year 2008.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company is now projecting capital expenditures of approximately $11.0 million for the full-year 2008, up from prior estimates of approximately $6.0 million due to the accelerated growth experienced during the first half of 2008 and higher than expected capitalized costs associated with related facilities expansion.

Conference Call Information

A conference call will take place on Thursday, July 31, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO Tina Nova Bennett, Ph.D., and other members of senior management. To access the live conference call via phone, dial 800-599-9829 in the U.S. or Canada and 617-847-8703 for international callers.  Please specify to the operator that you would like to join the “Genoptix Second Quarter 2008 Earnings Conference Call.” The participant code for the call is 23465316. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, August 7, 2008.  Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 31909392.

The conference call will also be webcast live under the investor relations section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Friday, August 29, 2008, on the Genoptix website at www.genoptix.com.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this release contains non-GAAP financial measures. The non-GAAP diluted EPS information for the three and six months ended June 30, 2007 assumes the conversion of all outstanding preferred stock at the beginning of the period.  The Company believes that the non-GAAP financial measures included in this release provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company further believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP that are also included in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s ability to continue to invest in future growth and expand its business and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects and the Company’s financial guidance for 2008. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry.  These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the full-year period ended December 31, 2007, most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission.  Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$27,825	$13,948	$50,123	$24,599
Cost of revenues	11,206	5,393	20,381	10,030
Gross profit	16,619	8,555	29,742	14,569
Operating expenses:
Sales and marketing	5,170	2,421	9,431	4,742
General and administrative	5,918	2,131	10,306	4,265
Research and development	354	142	671	320
Total operating expenses	11,442	4,694	20,408	9,327
Income from operations	5,177	3,861	9,334	5,242
Interest income	677	79	1,608	127
Interest expense	—	(77)	—	(159)
Other income	17	13	45	42
Income before income taxes	5,871	3,876	10,987	5,252
Provision for income taxes	300	109	409	160
Net income	$5,571	$3,767	$10,578	$5,092

Net income per share: (1)(2)
Basic	$0.34	$0.31	$0.65	$0.33
Diluted	$0.32	$0.03	$0.60	$0.03

Shares used to compute net income per share: (1)(2)
Basic	16,337	178	16,235	166
Diluted	17,512	1,663	17,507	1,652

(1)          As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above.

(2)          For the three and six months ended June 30, 2007, the Company had net income of $3.8 million and $5.1 million, respectively, of which $3.7 million and $5.0 million, respectively, was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $55,000 of net income allocable to common stockholders for both periods.

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,223	$50,624
Investment securities available-for-sale	44,907	34,836
Accounts receivable, net	13,074	9,013
Other current assets	1,782	1,409
Total current assets	110,986	95,882
Property and equipment, net	4,800	1,950
Other long-term assets	161	—
Total assets	$115,947	$97,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,522	$4,312
Accrued compensation	4,317	2,496
Deferred revenues	68	95
Total current liabilities	10,907	6,903
Deferred rent, net of current portion	313	324
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	17	16
Additional paid-in capital	136,200	132,532
Accumulated other comprehensive (loss) income	(72)	53
Accumulated deficit	(31,418)	(41,996)
Total stockholders’ equity	104,727	90,605
Total liabilities and stockholders’ equity	$115,947	$97,832

GENOPTIX, INC.

PRO FORMA NET INCOME PER SHARE (1)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	Pro Forma 2007	2008	Pro Forma 2007
	(in thousands, except per share data)
Numerator:
Pro forma net income allocable to common stockholders	$5,571	$3,767	$10,578	$5,092

Denominator:
Weighted average shares of common stock outstanding	16,380	230	16,283	214
Weighted average unvested shares of common stock subject to repurchase	(43)	(52)	(48)	(48)
Adjustments to reflect the weighted average effect of the assumed conversion of convertible preferred stock	—	11,032	—	11,032
Pro forma weighted average shares of common stock outstanding - basic	16,337	11,210	16,235	11,198
Dilutive effect of common equivalent shares	1,175	1,548	1,272	1,547
Pro forma weighted average shares of common stock outstanding - diluted	17,512	12,758	17,507	12,745

Pro forma net income per share:
Basic	$0.34	$0.34	$0.65	$0.45
Diluted	$0.32	$0.30	$0.60	$0.40

(1)          As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above.

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